Vanguard LifeStrategy(R) Funds

Supplement to the Prospectus

Important Changes to the Vanguard LifeStrategy Funds

The board of trustees of the Vanguard LifeStrategy Funds has approved an increase in the international equity exposure and the international bond exposure of each Vanguard LifeStrategy Fund. This change will not affect a Fund's overall allocation to stocks and bonds. The Funds are expected to implement these changes in the coming months.

The Funds' allocations to underlying funds will change as follows:

Vanguard Fund  Vanguard     Vanguard      Vanguard    Vanguard
               Total Stock  Total         Total Bond  Total
               Market       International Market II   International
               Index Fund   Stock Index   Index Fund  Bond Index
                            Fund                      Fund

LifeStrategy
Income Fund  Before  14%        6%            64%          16%
             After   12%        8%            56%          24%

LifeStrategy
Conservative
Growth Fund  Before  28%       12%            48%          12%
             After   24%       16%            42%          18%

LifeStrategy
Moderate
Growth Fund  Before  42%       18%            32%           8%
             After   36%       24%            28%          12%

LifeStrategy
Growth Fund Before   56%       24%            16%           4%
            After    48%       32%            14%           6%

The expense ratios for the Funds are expected to remain unchanged.

(C) 2015 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 88 022015